EXHIBIT

Active Assets Money Trust


Sub-Item
77P	Information Required to be Filed Pursuant to
Existing
Exemptive (c) Orders

(A)		Statement Pursuant to Exemptive Order (ICA
Release No. 11803)
		Pertaining to Amortized Cost Pricing

No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.